Schedule 14A Information

            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934


[ X  ]    Filed by Registrant
[    ]    Filed by a Party other than Registrant


Check the appropriate box:
[    ]    Preliminary Proxy Statement
[    ]    Definitive Proxy Statement
[  X ]    Definitive Additional Materials
[    ]    Soliciting Materials Pursuant to Section 240.14a-11(c)
          or 240.14a-12



                        MEDIMMUNE, INC.
        (Name of Registrant as Specified in its Charter)

                        MEDIMMUNE, INC.
           (Name of Person(s) filing Proxy Statement)

Payment of Filing Fee (check appropriate box):   N/A

[    ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
           6(i)(1), or 14a-6(j)(2).
[    ]    $500 per each party to the controversy pursuant to
          Exchange Act Rule 14a-6(i)(3).
[    ]    Fee computed on table below per Exchange Act Rules 14a-
          6(i)(4) and 0-11.

          1. Title of each class of securities to which transaction applies: N/A

          2. Aggregate number of securities to which transaction applies: N/A

          3. Per unit price or other underlying value of transaction computed pursuant to
             Exchange Act Rule 0-11:  N/A

          4.   Proposed maximum aggregate value of transaction: N/A

* Set forth the amount on which the filling fee is calculated and state how it was determined. N/A

[    ] Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1.  Amount Previously Paid:  N/A

          2.  Form, Schedule or Registration Statement No.:  N/A

          3.  Filing Party:  N/A

          4.  Date Filed:  N/A


              FORM OF LETTER TO MAJOR STOCKHOLDERS



                                                      (DATE)

(ADDRESS)



Dear (NAME):

     For your review, a copy of the Annual Report and Proxy Statement is enclosed for MedImmune's annual meeting scheduled to be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washington Boulevard, Gaithersburg, Maryland, on May 16, 1997, at 10:00 a.m. While your firm was sent the regular mailing of proxy materials in the past few days, we thought you would appreciate receiving this Annual Report and Proxy directly.

     In addition to electing directors and ratifying the appointment of auditors, stockholders are being asked to approve an increase in the authorized shares for the 1991 Stock Option Plan. Stock options are an appropriate and important element of the Company's compensation policies and are vital to attracting and retaining key employees. The present authorization has been fully utilized and it is essential that this program continue. As a result, the Board of Directors recommends a vote FOR this proposal.

     I will be calling you shortly to discuss the importance of this proposal and to answer any questions you may have as a significant stockholder of MedImmune.

                                   Sincerely,



                                   (SIGNATURE & TITLE)


Enclosures